Exhibit 10.3

FIFTH AMENDMENT
TO THE EMPLOYEE SAVINGS PLAN OF
IDAHO POWER COMPANY

The Employee Savings Plan of Idaho Power Company, as amended and restated effective January 1, 2010 (the "Plan") is further amended, effective January 1, 2015, as set forth below.

1.    A new Section 1.35 is added for clarity, to read as follows; the remaining subsections are renumbered; and all references to such subsections within the Plan are revised accordingly:
"1.35    Roth Deferral.
"Roth Deferral" means a Deferral Contribution, as defined in Section 1.13, that a Participant must include as income at the time of deferral and which the Participant designates irrevocably in a salary reduction agreement at the time of the deferral election, as a Roth Deferral."

2.     Section 3.5 is amended to read as follows:
"Rollover Contributions shall be permitted, subject to the provisions of this Section. The Administrator may direct the Trustee to accept, in accordance with procedures approved by the Administrator, all or part of an Eligible Rollover Distribution for the benefit of a Participant from (i) the Participant, (ii) another Qualified Plan, including, in a trustee-to-trustee transfer, After-Tax Contributions or Roth Deferrals to that plan, (iii) an annuity contract described in Code section 403(b), (iv) an individual retirement account (except a Roth IRA) or annuity as defined in Code sections 408(a) or 408(b) that is eligible to be rolled over and otherwise would be includible in gross income, or (v) an eligible plan under Code section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state. The approved procedures shall require that the Administrator or Trustee reasonably conclude that any accepted Eligible Rollover Distribution is a valid rollover contribution in accordance with Treasury regulations and guidance."

3.     Section 7.11.3 is amended to read as follows:
"Notwithstanding the foregoing, a Distributee may make an election under this Section only if the total amount of all Eligible Rollover Distributions made to such Distributee during a year is reasonably expected to exceed $200. Furthermore, if a Distributee elects to have only a portion of an Eligible Rollover Distribution paid in a Direct Rollover, the portion paid in a Direct Rollover must equal at least $500. If a Distributee's Eligible Rollover Distribution is $500 or less, he or she may make an election only to have all of such distribution paid in a Direct Rollover. Effective January 1, 2015, if a Participant's Account includes both pre-tax and after-tax (including Roth) amounts, any Eligible Rollover Distribution which is paid in whole or in part in a Direct Rollover shall be allocated between the pre-tax and after-tax amounts in accordance with Notice 2014-54."

4.     Section 11.2.2 is amended to read as follows:
"The maximum principal amount of any loan is the lesser of (i) fifty percent (50%) of the balance of the Participant's Account, determined on the day of the loan, minus the balance of all other loans from all other qualified plans of the Employer, outstanding on that date, or (ii) $50,000, minus the highest outstanding principal balance of loans from the Plan, and from all other qualified plans of the Employer, to the Participant during the period of one year ending on the day preceding the origination of the loan being requested.
Amounts held in a Self-Directed Brokerage Fund, if any, and/or Roth Accounts will be included in the calculation of the maximum principal amount available for a loan but may not be used as a source for a loan. Therefore, if a Participant has amounts in a Self-Directed Brokerage Fund or a Roth Account, the maximum that the Participant may borrow is the lesser of the maximum available amount calculated according to the formula described above or the Participant's Account balance minus the portion held in the Participant's Self-Directed Brokerage Fund and/or Roth Account."

5.     Article 15 is amended to read as follows:

"15.1    Right of Company to Amend Plan.
The Company reserves for itself, by and through one or more of its officers acting on behalf of the Company in its capacity as Plan Sponsor, the right to alter, amend, revoke or terminate this Plan. No amendment will (i) increase the duties or liabilities of the Trustee without its written consent; (ii) cause a reversion of Plan assets to the Employers not otherwise permitted under the Plan; (iii) have the effect of reducing the percentage of the vested and nonforfeitable interest of any Participant in his or her Accounts, (iv) amend the vesting provisions of the Plan unless each Participant with at least three Years of Service (including Years of Service disregarded pursuant to the reemployment provisions herein) is permitted to elect within 60 days after the latest of the date on which the amendment is adopted, the date on which the amendment is effective and the date on which the Participant is issued written notice of the amendment, to continue to have the prior vesting provisions apply; or (iv) be effective to the extent that it has the effect of decreasing a Participant's Account balance or eliminating an optional form of distribution as it applies to an existing Account balance, except as may be permitted by Treasury regulations.
15.2    Amendment Procedure.
Any amendment to the Plan will be evidenced in writing. Upon execution of the amendment by an officer of the Company, the Plan shall be deemed amended as of the effective date specified in the amendment. If no effective date is specified, the effective date shall be the date of execution of the amendment. The effective date may be before, on or after the date of execution and before, on or after the date of any action taken with respect to such amendment.
15.3    Effect on Employers.

Unless an amendment expressly provides otherwise, all Employers will be bound by any amendment to the Plan."

IN WITNESS WHEREOF, the Company has executed this Amendment this 14th day of September, 2015.
IDAHO POWER COMPANY
By:     /s/ Lonnie G. Krawl
Lonnie G. Krawl

Its:	Vice President of Human
Resources, Administrative Services
and Chief Information Officer